UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 15, 2013

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2013 the Board of Directors (the “Board”) of Bloomin’ Brands, Inc. (the “Company”) increased its size from nine to ten members and appointed James R. Craigie to the Board. Mr. Craigie, age 60, has been the Chief Executive Officer of Church & Dwight Co., Inc. since 2004 and Chairman and Chief Executive Officer since 2007.

Mr. Craigie will serve as a Class II director, which class will stand for re-election at the 2014 annual meeting of stockholders. Mr. Craigie was also appointed to the Board’s Audit Committee to replace Mindy Grossman, who will now serve on the Board’s Compensation Committee.

Mr. Craigie will participate in the Company’s standard outside director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company, founder of the Company or associated with Bain Capital, LLC or Catterton Partners receives an annual retainer of $90,000 and, for those serving as a member of the Audit Committee, an additional retainer of $10,000. In addition, such directors receive a grant of restricted stock units with a fair market value equal to $100,000 for each year of Board service. Upon attending his first Board meeting, Mr. Craigie will receive an initial grant pro-rated for the number of months that he will serve on the Board through the date of the next annual meeting of stockholders. One-third of the restricted stock units will vest on the date of each annual meeting of stockholders following the grant date. Mr. Craigie entered into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company's registration statement on Form S-1 filed on April 6, 2012, as amended (Registration No. 333-180615).

The Board has determined that Mr. Craigie satisfies the definition of “independent director” and the requirements for service on the Board’s Audit Committee under the Nasdaq listing standards.

On November 18, 2013, the Company issued a press release announcing the appointment of Mr. Craigie to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by the Company on November 18, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date: November 18, 2013	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President and Chief Legal Officer

3